SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Information Statement

AXA ENTERPRISE FUNDS TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

AXA ENTERPRISE FUNDS TRUST

SUPPLEMENT DATED MARCH     , 2006 TO THE

PROSPECTUS FOR CLASS A, B, C AND Y SHARES, AND

STATEMENT OF ADDITIONAL INFORMATION

EACH DATED MARCH 1, 2006

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

This Supplement updates the above-dated Prospectuses and Statement of Additional Information of AXA Enterprise Funds Trust (the “Trust”). You may obtain an additional copy of the Prospectus or Statement of Additional Information, free of charge, by writing to the Trust at Enterprise Fund Distributors, Inc., 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326 or by calling the Trust at 1-800-432-4320. In addition, the information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. The purpose of this Supplement and Information Statement is to provide you with information about the new investment sub-advisers for the AXA Enterprise Global Socially Responsive Fund (the “Socially Responsive Fund”) and the AXA Enterprise Multi-Cap Growth Fund (the “Multi-Cap Growth Fund” and together with the Socially Responsive Fund, the “Funds” and individually, a “Fund”) and certain related changes to the Funds. This information statement will be mailed to shareholders on or about March 31, 2006.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust, and is located at 1290 Avenue of the Americas, New York, New York 10104. Enterprise Fund Distributors, Inc. serves as the Distributor for the Trust’s shares and is located at 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326. AXA Equitable, in its capacity as the Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust (the “Advisers”) and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval (the “Multi-Manager Order”). Accordingly, AXA Equitable is able, subject to approval of the Trust’s Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a special meeting of the Board of Trustees of the Trust held on March 8-9, 2006, the Board of Trustees, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust (“Independent Trustees”), unanimously approved the Manager’s proposals (1) to appoint Brandywine Asset Management, LLC (“Brandywine” or “Adviser”) to replace Rockefeller & Co., Inc. (“Rockefeller”) as the Adviser to the Socially Responsive Fund, to change the name of the Fund to the “AXA Enterprise Socially Responsible Fund” and to change certain investment policies of the Fund, effective March 17, 2006; and (2) to appoint Ark Asset Management Co., Inc. (“Ark” or “Adviser”) to replace Montag & Caldwell, Inc. (“Montag”) as the Adviser to the Multi-Cap Growth Fund, to change the name of the Fund to the “AXA Enterprise Large Cap Growth Fund” and to change certain investment policies of the Fund, effective March 17, 2006. The Manager’s proposals were based on its evaluation of the long-term strategic outlook and viability of the Funds.

Information Regarding the Investment Advisory Agreements

Except as to effective date and compensation, the terms of the new investment advisory agreement (the “Investment Advisory Agreement”) between AXA Equitable and each new Adviser for its respective Fund are substantially similar to that of the old investment advisory agreement between AXA Equitable and each prior Adviser. The new Investment Advisory Agreement provides that it will remain in effect for its initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, approves its continuance at least annually. The new Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the respective Fund, on at least sixty days’ written notice to AXA Equitable and the Adviser, or by AXA Equitable or the Adviser on at least sixty days’ written notice to the Trust and the other party. The agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The new Investment Advisory Agreement generally provides that the Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the respective Fund, except that nothing in the agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the fund, if such statement or omission was made in reliance upon information furnished by the Adviser to AXA Equitable or the Trust.

Under the old investment advisory agreement between AXA Equitable and Rockefeller with respect to the Socially Responsive Fund, dated as of May 6, 2005, Rockefeller received an advisory fee based on the aggregate assets of the Fund as follows: 0.45% of the Fund’s average daily net assets up to and including $100 million; 0.40% of the Fund’s average daily net assets over $100 million and up to and including $200 million; and 0.30% on the average daily net assets of the Fund in excess of $200 million. For the last fiscal year ended October 31, 2005, Rockefeller received $73,087 in advisory fees with respect to the Socially Responsive Fund. The Board of Trustees initially approved the old investment advisory agreement between AXA Equitable and Rockefeller with respect to the Socially Responsive Fund on March 10, 2005. Pursuant to the Multi-Manager Order, the agreement was not required to be approved by shareholders.

Under the old investment advisory agreement between AXA Equitable and Montag with respect to the Multi-Cap Growth Fund, dated as of May 6, 2005, Montag received an advisory fee based on the aggregate assets of the Fund as follows: 0.30% of the Fund’s average daily net assets up to and including $100 million; 0.25% of the Fund’s average daily net assets over $100 million and up to and including $200 million; and 0.20% on the average daily net assets of the Fund in excess of $200 million. For purposes of calculating the advisory fee, assets of the Fund are aggregated with the average daily net assets of the AXA Enterprise Growth Fund. For the last fiscal year ended October 31, 2005, Montag received $255,622 in advisory fees with respect to the Multi-Cap Growth Fund. The Board of Trustees initially approved the old investment advisory agreement between AXA Equitable and Montag with respect to the Multi-Cap Growth Fund on March 10, 2005. Pursuant to the Multi-Manager Order, the agreement was not required to be approved by shareholders.

Information Regarding the New Advisers

Brandywine Asset Management, LLC

Brandywine is a wholly-owned but independently-operated subsidiary of Legg Mason, Inc. (“Legg Mason”). Brandywine was incorporated in 1986. As of December 31, 2005, Brandywine had approximately $22.4 billion in assets under management, including approximately $102 million in its large cap value equity socially conscious strategy. Brandywine is located at 201 North Walnut Street, Suite 1200, Wilmington, Delaware 19801, and Legg Mason is located at 100 Light Street, Baltimore, Maryland 21202-1099.

Brandywine’s Executive Committee consists of the following individuals: Henry Otto, Chairman of the Executive Committee & Managing Director, Paul D. Ehrlichman, Executive Committee Member & Managing Director, David F. Hoffman, Executive Committee Member & Managing Director, Larry J. Kassman, Executive Committee Member, Chief Administrative Officer and Executive Vice President, Paul R. Lesutis, Executive Committee Member & Managing Director, Steven S. Smith, Executive Committee Member & Managing Director, Adam B. Spector, Executive Committee Member, Managing Director and Director of Marketing, Sales and Client Service, Steven M. Tonkovich, Executive Committee Member & Managing Director, and Edward A. Trumpbour, Executive Committee Member & Managing Director. The business address of each of these individuals is 201 North Walnut Street, Suite 1200, Wilmington, Delaware 19801.

The day-to-day management of the Fund will be performed by a team of investment professionals. The investment team will be comprised of a lead manager, Earl J. Gaskins, Managing Director; Co-Manager, Paul R. Lesutis, Managing Director; Patrick Kasere, Equity Research Analyst; Tom DeHudy, Equity Research Analyst; Tamer Elshourbagy, Equity Research Analyst, Scott Kuensell, Managing Director and Research Analyst and William M. Roach, Senior Vice President and Equity Research Analyst. Earl J. Gaskins, Managing Director is Co-Manager for Brandywine’s Fundamental Large Cap Value Equity strategy and lead portfolio manager to Brandywine’s socially conscious large cap equity strategy. He is responsible for research for the chemicals and energy sectors. Mr. Gaskins joined Brandywine in 1996. Prior to joining Brandywine, Mr. Gaskins was a Vice President and Portfolio Manager at Provident Capital Management (a division of PNC Bank) since 1985. From 1980 to 1985, Mr. Gaskins was the Director of the Office of Community Development for the City of Philadelphia. Prior to 1980, he was a securities analyst with Provident National Bank.

In selecting investments for the Socially Responsible Fund, Brandywine will utilize a disciplined investment process that applies proven quantitative methods and experienced fundamental judgment. Brandywine believes that those stocks with the lowest prices relative to current earnings, book value and cash flow provide superior returns over market cycles. Through fundamental analysis, Brandywine seeks to understand the reasons a stock is undervalued or out-of-favor and to identify those companies most likely to return to normal valuation levels and profitability. Brandywine’s conclusions are based on its evaluation of a company’s position in the earnings cycle, financial condition, competitive position and management. In addition, Brandywine focuses on long-term and cyclical industry trends in order to identify and measure the risks associated with a company’s business. Brandywine then will employ social screens (e.g., products, weapons, production, environment, involvement with nuclear energy, fair employment and labor issues, and human rights) to select investments consistent with the Fund’s social objectives. Typically, Brandywine will hold approximately 60-75 stocks in the Fund. Under normal circumstances, the Fund will invest primarily in equity securities of U.S. companies that Brandywine believes are socially responsive. The Fund also may invest, to a limited extent, in foreign securities. The principal risks of investing in the Socially Responsive Fund are listed in the Trust Prospectus under the heading “Principal Investment Risks.” These risks are discussed in more detail under the heading “More About Investment Strategies and Risks” in the Trust Prospectus.

For its services to the Socially Responsible Fund, Brandywine receives an advisory fee as follows: 0.475% of the Fund’s average daily net assets up to and including $50 million; 0.35% of the Fund’s average daily net assets in excess of $50 million and up to and including $200 million; and 0.25% of the Fund’s average daily net assets in excess of $200 million. At current asset levels, the effective rate of the advisory fee is higher than that paid under the old investment advisory agreement for the Fund. If the investment advisory agreement with Brandywine had been in effect for the fiscal year ended October 31, 2005, Brandywine would have received approximately $101,059 in advisory fees, which is approximately 38% higher than the advisory fees paid to Rockefeller during this period. AXA Equitable (and not the Fund) is responsible for the payment of the advisory fee to Brandywine. The management fee paid by the Fund will not change as a result of the appointment of Brandywine as the Adviser to the Fund.

Brandywine does not provide investment advisory services for comparable registered investment companies.

Ark Asset Management Co., Inc.

Ark, a New York corporation, is an independent, 100% employee owned investment management firm, formed in 1989 when certain employees of Ark acquired the institutional investment business of Lehman Management Co., Inc., which had been providing investment management services to institutional clients since 1929. Employees of Ark own the outstanding stock of Ark Asset Holdings, Inc. (“Ark Holdings”), the parent company of Ark. The majority of shares are owned by Henry Breck, Chairman; Coleman Brandt, Vice-Chairman; Charles Hetzel, Vice-Chairman; and Jay Mermelstein, Chief Operating Officer. As of December 31, 2005, Ark had approximately $16.7 billion in assets under management, including approximately $567 million in its active concentrated growth strategy. Ark is located at 125 Broad Street, New York, New York, 10002, and Ark Holdings is located at the same address.

Ark’s Office of the Chairman consists of Henry R. Breck, Chairman; Coleman M. Brandt, Vice-Chairman; C. Charles Hetzel, Vice-Chairman; and S. Jay Mermelstein, Chief Operating Officer. The business address of each of these individuals is 125 Broad Street, New York, New York, 10002.

The day-to-day management of the Fund will be performed by a team of investment professionals that is lead by: Joel Kurth, Managing Director and Nancy A. Peretz, Managing Director and Portfolio Manager. Mr. Kurth has been a Managing Director of Ark since 2000. Ms. Peretz has been a Managing Director of Ark Asset since 2001, prior thereto she was a Senior Manager from 2000 – 2001.

Ark’s investment philosophy is to invest in companies it believes will be beneficiaries of change and are likely to exceed investor expectations. It is anticipated that in managing the assets of the Fund, Ark will create a concentrated portfolio of 20-35 holdings of large capitalization companies with growth characteristics, which it believes will provide superior rates of return over time, as compared to the Russell 1000 Growth Index. Ark’s investment process focuses on early identification of fundamental changes that will affect the business prospects for specific industries and companies. Examples of fundamental change include, but are not limited to: new market opportunities, new product cycles, new technologies, regulatory changes and company restructurings. Ark’s team of portfolio managers and specialized analysts identify these industries and companies through primary research, which includes interviewing company management, suppliers and competitors. Further intensive analysis is then conducted to determine the magnitude to which a given company will benefit from a particular change. Ark’s conclusions for a company’s business prospects are then compared to general market expectations and companies are selected for investment when Ark forecasts that these expectations are likely to be exceeded by actual results. Under normal circumstances, the Fund will invest at least 80% of its net assets, plus borrowings for investment purposes, in securities of large capitalization companies. For purposes of this Fund, large capitalization companies include those companies with market capitalizations of $4 billion or more. The principal risks of investing in the Fund are listed in the Trust’s Prospectus under the heading “Principal Investment Risks.” These risks are discussed in more detail under the heading “More About Investment Strategies and Risks” in the Trust Prospectus.

For its services to the Large Cap Growth Fund, Ark receives an advisory fee as follows: 0.35% of the Fund’s average daily net assets up to and including $300 million; and 0.30% of Fund’s average daily net assets in excess of $300 million. At current asset levels, the effective rate of the advisory fee is higher than that paid under the old investment advisory agreement for the Fund. If the investment advisory agreement with Ark had been in effect for the fiscal year ended October 31, 2006, Ark would have received approximately $351,108 in advisory fees, which is approximately 37% higher than the advisory fees paid to Montag during this period. AXA Equitable (and not the Fund) is responsible for the payment of the advisory fee to Ark. The management fee paid by the Fund will not change as a result of the appointment of Ark as the Adviser to the Fund.

Ark does not provide investment advisory services for other registered investment companies.

Factors Considered by the Board

In approving each Investment Advisory Agreement, the Board considered the overall fairness of the Investment Advisory Agreement and whether the Investment Advisory Agreement was in the best interest of the Fund. In this connection, the Board considered factors it deemed relevant with respect to each Fund, including: (1) the nature, extent and quality of the services to be provided to the Fund by each Adviser and its affiliates; (2) the performance of a composite of similar accounts managed by each Adviser as compared to its benchmark and peer group; (3) the level of each Adviser’s proposed fee; (4) to the extent information was available, the costs of the services to be provided and profits to be realized by each Adviser and its affiliates from their relationship with the Fund; and (5) the anticipated effect of growth and size on the Fund’s performance and expenses, where applicable. In considering each Investment Advisory Agreement, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Investment Advisory Agreements. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Investment Advisory Agreements.

The Board, in examining the nature and quality of the services to be provided by each Adviser to its Fund, considered the Adviser’s experience in serving as an investment adviser for accounts similar to the Fund it would advise. The Board noted the responsibilities that the Adviser would have to its Fund. In particular, the Board considered that each Adviser would be responsible for making investment decisions on behalf of the Fund it would advise, placing all orders for the purchase and sale of investments for the Fund with brokers or dealers, and performing related administrative functions. In addition, the Board reviewed information regarding each Adviser’s investment process and the background of each portfolio manager of the Adviser who would provide services to the Funds.

The Board received composite information regarding the performance of the each Advisers relevant investment strategy. In this connection, the Board considered that the Brandywine large cap value equity socially conscious strategy had outperformed its benchmark for each of the one- and three-year and since inception periods and that the Ark concentrated growth strategy had outperformed its benchmark for the one- and three-year and since inception periods,each for the period ended December 31, 2005.

In evaluating each Adviser’s compensation, the Board reviewed the proposed fees under the Investment Advisory Agreement and, to the extent information was available, the Adviser’s anticipated costs and profitability in providing services to the Fund it would advise, including the costs associated with the research and investment processes, personnel, systems and infrastructure necessary to perform its functions. The Board also reviewed and considered the extent to which each Adviser’s fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager’s management fee and each Fund’s overall expense ratios, which were not expected to change as a result of the appointment of the Adviser since its fees are paid by the Manager and not the Fund, generally were more significant to the Board’s evaluation of the fees and expenses paid by the Fund than the Adviser’s costs and profitability. The Board also examined the fees to be paid to each Adviser with respect to its Fund in light of the fees paid by similar accounts advised by the Adviser. In this connection, the Board considered that each proposed advisory fee generally is comparable to the advisory fee rate paid to the Adviser with respect to other similar accounts for which it serves as investment adviser.

As part of its evaluation of each Adviser’s compensation, the Board also considered other benefits that may be realized by the Adviser and its affiliates from the Adviser’s relationship with the Trust. In this connection, the Board noted, among other things, that each Adviser, through its relationship as the Adviser to the Fund, may engage in soft dollar transactions. In this regard, the Board considered each Adviser’s procedures for executing portfolio transactions for its Fund and the Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers. In addition, the Board recognized that each Adviser may be affiliated with registered broker-dealers, which may from time to time receive brokerage commissions from its Fund in connection with the purchase and sale of portfolio securities, provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that affiliates of each Adviser may sell, and earn sales commissions from sales of, shares of the Fund.

The Board also considered conflicts of interest that may arise between the Trust and each Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of an Adviser having responsibility for multiple accounts (including the Fund it advises), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by each Adviser.

Based on these considerations, the Board was satisfied that, with respect to each Fund: (1) the Fund was reasonably likely to benefit from the nature, extent and quality of the Adviser’s services; (2) the performance of the Adviser’s composite of similar accounts generally was reasonable in relation to the performance of its benchmark and peer group; and (3) the Adviser’s compensation, including any direct and indirect benefits to be derived by it and its affiliates, is fair and reasonable. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved each Investment Advisory Agreement with respect to the relevant Fund.

*    *    *    *    *

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Funds may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Adviser, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Adviser. For the fiscal year ended October 31, 2005, the Socially Responsive Fund did not pay

brokerage commissions to affiliated brokers and the Multi-Cap Growth Fund paid $1,127 in brokerage commissions to affiliated brokers, representing 0.30% of the fund’s total brokerage commissions.

Control Persons and Principal Holders

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Funds. As of March 6, 2006, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate: (1) less than one percent of the shares of the Socially Responsive Fund; and (2) less than one percent of the shares of the Multi-Cap Growth Fund.

The following table sets forth information regarding the shareholders as shown on each Fund’s records, as of March 6, 2006, who owned beneficially or of record five percent or more of any class of outstanding shares of each Fund.

Socially Responsive Fund	Shareholder	Shares Owned	Percent of Ownership
Class A	Texas Tomorrow Constitutional Trust Andrew Ruth Director of Special Programs – Texas Comptroller of Public Accounts Global Responsive Single Fund (529) 111 E. 17th Street-1440 Austin, Texas 78711-1440	73,692.079	11.29%

Class B	Enterprise Capital Management Fund Investment Attn Jennifer Caifano 3343 Peachtree Road NE Suite 450 Atlanta, Georgia 30326-1022	30,000.000	9.76%

	Merrill Lynch Pierce Fenner & Smith FBO Sole Benefit of its Customers Attn: Service Team 4800 Deer Lake Dr. E #FL3 Jacksonville, Florida 32246-6484	20,429.950	6.65%

Class C	Enterprise Capital Management Fund Investment Attn Jennifer Caifano 3343 Peachtree Road NE Suite 450 Atlanta, Georgia 30326-1022	30,000.000	7.79%

	Merrill Lynch Pierce Fenner & Smith FBO Sole Benefit of its Customers Attn: Service Team 4800 Deer Lake Dr. E #FL3 Jacksonville, Florida 32246-6484	121,750.209	31.61%

Class Y	Charles Schwab & Co. Inc. – Reinvest Account Attn: Mutual Funds Dept 101 Montgomery Street San Francisco, California 94104-4122	39,541.228	5.99%

	Prudential Investment Management Service FBO Mutual Fund Clients Attn: Pruchoice Unit Mail Stop 194-201 194 Wood Avenue S. Iselin, New Jersey 08830-2710	439,679.537	66.65%

	Wells Fargo Bank NA FBO Dancing Star Foundation P.O. Box 1533 Minneapolis, Minnesota 55479-0001	133,163.431	20.19%

Multi-Cap Growth Fund	Shareholder	Shares Owned	Percent of Ownership
Class C	Merrill Lynch Pierce Fenner & Smith FBO Sole Benefit of its Customers Attn: Service Team 4800 Deer Lake Dr. E #FL3 Jacksonville, Florida 32246-6484	119,561.568	8.81%

	MONY Life Insurance Company Attn: Carla Montefusco 1290 Avenue of the Americas New York, New York	102,541.813	7.55%

Class Y	BISYS Retirement Services FBO Enterprise Capital Management 1380 Lawrence Street Suite 1400 Denver, Colorado 80204	12,255.163	8.42%

	Enterprise Capital Management Fund Investment Attn Jennifer Caifano 3343 Peachtree Road NE Suite 450 Atlanta, Georgia 30326-1022	10,000.000	6.87%

	Merrill Lynch Pierce Fenner & Smith FBO Sole Benefit of its Customers Attn: Service Team 4800 Deer Lake Dr. E #FL3 Jacksonville, Florida 32246-6484	13,477.249	9.26%

	MONY Life Insurance Company Attn: Carla Montefusco 1290 Avenue of the Americas New York, New York	104,516.171	71.83

Copies of the Annual and Semi-Annual Reports are available

free upon request by contacting the Fund at:

AXA Enterprise Funds Trust

Atlanta Financial Center

3343 Peachtree Road, N.E., Suite 450

Atlanta, Georgia 30326

Telephone: 1-800-432-4320

Internet: www.axaenterprise.com